Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("License") is made as of the Effective Date by and between Nefco Petroleum, LLC, a California limited liability company with offices at 477 Offarrel Street #502, San Francisco, CA, 94010 (hereinafter referred to as ("Licensor") and Precision Petroleum Corp, a Nevada corporation with offices located at 624 W. Independence, Suite 101, Shawnee, OK  74804 (hereinafter referred to as "Licensee").

W I T N E S E T H

WHEREAS, Licensor is a California limited liability company formed for the purpose of manufacturing and leasing of certain proprietary equipment and processes relevant to the “frackless” drilling and mineral extraction technology commonly known as Direction Frackless Technologies (hereinafter “DFT Systems”); and

WHEREAS, Licensee wishes to license from Licensor the use, manufacturing, leasing, sublicensing, and other business development related to DFT Systems and equipment for operations in the Worldwide; and

WHEREAS, Licensor owns certain proprietary technology, intellectual property, equipment and processes related to the DFT Systems and wishes to license to Licensee the right to use the DFT Systems in their lease operations;

NOW, THEREFORE, in consideration of the mutual benefits of the covenants and restrictions herein contained, Licensor and Licensee hereby agree as follows:

ARTICLE I: RECITALS AND DEFINITIONS

Section 1.01 -- Recitals: The above recitals and identification of parties is true and correct.

Section 1.02 -- Definitions: The following definitions shall apply:

(1)	Acceptance Date: The term "Acceptance Date" shall mean the date the DFT Systems are accepted by Licensee as provided under this License.

(2)	Documentation: The term "Documentation" shall mean that certain DFT User's Guide including all updates thereto.

(3)	Effective Date: The term "Effective Date" shall mean the date this License is signed by Licensor.

(4)
Implement: The term "implement" and variants thereof (including, but not limited to, the terms "implementation", "implementing" and "implemented") shall mean to deliver and make available for user access.

(5)	License Fee: The term "License Fee" shall mean that certain fee charged to Licensee by Licensor for the license granted to Licensee by Licensor under this License.

(6)	Term: The term “Term” shall have the meaning set forth in Section 4.01 of this License.

(7)	Territory: The term “Territory” shall mean a worldwide territory for any use assumed under the License.

ARTICLE II: SCOPE OF LICENSE

Section 2.01 -- Grant of License: Licensor hereby grants to Licensee an exclusive and non-transferable license to use the DFT Systems in the Territory for whatever use it sees fit.

Section 2.02 – Sub-Licenses and Lessees:  It is understood, by both parties, that understood within the purpose and intent of the license is to allow Licensee to do business as a leasing operation in the Territory.  Licensor agrees and understands that such leasing operations shall result in limited sub-licenses to Licensee’s lessees and that Licensee will not be in possession of the DFT Systems at all times.

Section 2.03 – Affiliate Disclosure:  Licensee shall fully disclose to Licensor, in writing, the identity of any affiliated customer in which Licensee or an affiliate of Licensee has equity or other business interest or in which the principals of Licensee or of an affiliate of Licensee have a family relation (“Affiliated Entities”).

Section 2.04 -- Acceptance: Licensor shall deliver the DFT Systems. Upon delivery of the DFT Systems, Licensor shall demonstrate same to Licensee. Upon completing the successful demonstration of the DFT Systems, the DFT Systems shall be deemed delivered to and accepted by Licensee.

ARTICLE III: PAYMENT

Section 3.01 – License Fees:  Licensee shall pay to Licensor a five percent (5%) royalty for the entire length of this Licensing Agreement. The minimum Royalty for the renewal term, if any, shall be determined in Licensor’s sole discretion at the time of delivery of a Renewal Notice.  Payments shall be due no later than forty five (45) days from the ending of each quarter, beginning exactly twelve (12) months from the Execution Date.

Section 3.02 – Minimum Royalty. The Minimum Guarantee of USD $125,000.00 is payable in scheduled payments as attached in Schedule __. Upon execution of this Agreement the Licensee shall pay to Licensor USD $5,000.00 and the remaining royalty payment is payable as attached in Schedule __. Under no circumstances shall any payment of the minimum royalty hereunder be refundable.

Section 3.03 - Costs:  All costs associated with the DFT Systems and equipment shall be borne by the Licensee.

Section 3.04 -- Taxes: Licensee shall pay any and all applicable taxes.

Section 3.05 – Payments: All payments required of Licensee hereunder shall be made to Licensor in United States Dollars via wire transfer, or in such other manner as Licensor shall designate, as follows:

If paying by wire:

(Payee)

Bank Name:

Account #

Account name:

ABA:

Swift Code:

ARTICLE IV: TERM

Section 4.01 -- Term: The initial Term shall be ten (10) years, starting as of the Effective Date. For purposes of this License, the term "Effective Date" shall be the date this License is executed by Licensee.  Thereafter, Licensee may renew this Agreement for one (1) additional term of ten (10) years with Licensor’s written approval, providing that the following conditions are met; (a) Licensee notifies Licensor of its desire to renew this Agreement no later than March 1, 2022 (the “Renewal Notice”); (b) Licensee has fully complied with its obligations pursuant hereto; AND (c) Licensor has approved, in writing, such additional term of ten (10) years within sixty (60) days of receipt of the Renewal Notice.

Section 4.02 – Annual Period:  The period ending twelve (12) months after the Execution Date and each twelve (12) month period thereafter, during the term of this Agreement, shall be referred to herein as an “Annual Period.”

Section 4.03 – Inventory Upon Expiration:  The Parties hereby agree and understand that upon expiration of the Term whereby no Renewal Notice is delivered or accepted, Licensee shall take such actions to sell or otherwise dispose of its inventory related to DFT Systems within a reasonable time not to exceed six (6) months.

ARTICLE V: BOOKS AND RECORDING

Section 5.01 – Sales Reports and Plans:  Licensee shall deliver to Licensor, a statement (“Quarterly Statement”) indicating, by month all revenues created from Licensee’s use of the DFT Systems during the applicable period.  Quarterly Statements shall be due no more than forty five (45) days from the end of each quarter.  For purposes of timing, quarters shall be calculated beginning on the Execution Date stated as determined herein.

Section 5.02 – Audit: Licensee shall prepare and maintain complete and accurate books of account and records covering all transactions relating to this Agreement. Licensor’s representatives may, from time to time, but not to exceed one (1) time per year, during regular business hours on reasonable advance notice, during the term of this Agreement and for 3 years thereafter, audit such books of account and records and examine and copy all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement.  Such audits as references under this Section 5.02 shall only be performed by a nationally certified CPA.

ARTICLE VI: WARRANTY

Section 6.01  – Licensee’s General Representations and Warranties:

Licensee hereby Represents and warrants as follows:

(a) Licensee is a corporation duly organized and existing and in good standing under the laws of the State of Nevada, and no proceedings for the liquidation or dissolution of Licensee are pending or contemplated;

(b) There is no action, suit or proceeding pending or threatened against or affecting Licensee before or by any court, administrative agency or other governmental authority which in any way will impair Licensee's ability to perform all of its obligations under, or which otherwise brings into question the validity of the transactions contemplated by this License;

(c) Licensee's execution, delivery, and performance of this License have been duly authorized by all appropriate action on the part of Licensee and the License constitutes valid and binding obligations of Licensee and is enforceable against Licensee in accordance with the terms thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principals of general application relating to or affecting creditors' rights generally;

(d) Neither the execution and delivery by Licensee of the License nor the consummation by Licensee of the transaction contemplated hereby conflicts with or results in a breach of any of the provisions of the certificate of incorporation or bylaws of Licensee, or of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or of any agreement or other instrument to which Licensee is a party or by which it is bound, or constitutes a default under any provision thereof;

(e) No consent, or approval or other authorization of, or by, any court, administrative agency or other governmental authority is required in connection with the execution, delivery or performance by Licensee of, or the consummation by Licensee of, the transactions contemplated by this License.

Section 6.02 – Licensor’s General Representations and Warranties: Licensor hereby Represents and warrants as follows:

(a) Licensor is a limited liability company duly organized and existing under the laws of the State of California, is duly authorized to do business and in good standing in all states where it conducts business, and is not subject to any pending, or contemplated proceedings for the liquidation or dissolution of Licensor;

(b) There is no action, suit or proceeding pending or threatened against or affecting Licensor before or by any court, administrative agency or other governmental authority which in any way will impair Licensor's ability to perform all of its obligations under, or which otherwise brings into question the validity of the transactions contemplated by this License;

(c) Licensor's execution, delivery, and performance of this License have been duly authorized by all appropriate corporate action on the part of Licensor and this License constitutes a valid and binding obligation of Licensor and is enforceable against Licensor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principals of general application relating to or affecting creditors' rights generally;

(d) Neither the execution and delivery by Licensor of the License nor the consummation by Licensor of the transaction contemplated hereby conflicts with or results in a breach of any of the provisions of the certificate of incorporation or bylaws of Licensor, or of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or of any agreement or other instrument to which Licensor is a party or by which it is bound, or constitutes a default under any provision thereof;

(e) No consent, or approval or other authorization of, or by, any court, administrative agency or other governmental authority is required in connection with the execution, delivery or performance by Licensor of, or the consummation by Licensor of, the transactions contemplated by this License.

Section 6.03 – Licensor Representations and Warranties related to the DFT Systems.

(a) Licensor represents and warrants that the DFT Systems, as initially delivered and as modified from time to time by Licensor during the Term, conform to their specifications as set forth in the Documentation, be bug, virus, and defect free, and perform as Represented.

(b) Licensor shall employ its best efforts in performing its obligations under this License. Licensor shall at all times comply with, and ensure that the DFT Systems comply with all applicable laws, rules, regulations or orders.

(c) Licensor represents and warrants that the DFT Systems in no way infringe upon the patents or intellectually property of any third party, and that Licensee’s use and enjoyment of the DFT Systems in no way shall be hampered or otherwise obstructed by claims from third parties.

ARTICLE VII: INTELLECTUAL PROPERTY

Section 7.01 -- Ownership and Title: Nothing in this License shall be construed as granting any right, title, or interest in and to the DFT Systems, or Documentation other than the license rights expressly granted by this License. All ownership rights to patents, copyrights, trademarks and trade secrets and Documentation shall be and remain the exclusive property of Licensor.  At no time shall Licensee place, or allow to be placed, a lien or any other encumbrance on the DFT Systems or the equipment without the express written consent of Licensor.

Section 7.02 -- Reverse Engineering: Licensee shall not reverse engineer, in part or in full, the DFT Systems, Equipment or Documentation related thereto.  Licensee shall take all step reasonably required to ensure that lessees of the equipment are equally restrained from reverse engineering the DFT Systems, Equipment or Documentation related thereto.

Section 7.03 -- Confidentiality: Licensee hereby acknowledges that the DFT Systems and Documentation related thereto may contain information that may be trade secret and proprietary to Licensor. Licensee hereby agrees not to disclose such information except to persons and organizations expressly authorized by Licensor to receive such information. Licensee shall not remove or alter any copyright notices or proprietary legends affixed by Licensor to the DFT Systems, Equipment and Documentation related thereto and Adaptations. The foregoing confidentiality obligation shall not apply to any item of information with respect to which on or more of the following conditions applies:

(i) The information was known to Licensee at the time of disclosure to Licensee of such information by Licensor;

(ii) The information becomes generally known in the industry other than through the acts or omissions of Licensee;

(iii) The information is disclosed to Licensee without confidentiality or use restriction by a third party having the right to disclose the same to Licensee without obligation to Licensor;

(iv) The information is independently developed by Licensee without reference to Licensor’s information; and

(v) The information’s disclosure is required by government agency or court order, and after receiving notice of the disclosure demand from Licensee, Licensor fails to obtain a protective order to protect its confidentiality.

ARTICLE VIII: TERMINATION AND POST-TERMINATION RIGHTS

Section 8.01 – Termination For Cause: This License may be terminated for cause as follows:

(1) Noncompliance: Except as otherwise provided in this Section 8.01, this License may be terminated by either party for cause upon forty-five (45) days prior written notice to the other party, if the other party fails to fulfill any of its obligations under this License and further fails to cure its default prior to the expiration of said notice period.

(2) Failure to Remit Payment: Licensor may terminate this License on ten (10) days prior written notice if Licensee fails to remit any Payment as prescribed herein and further fails to cure its default within ten (10) business days after its receipt of written notice describing such default.

(3) Bankruptcy: Either party may terminate this License upon thirty (30) days prior written notice if any proceeding under any bankruptcy act, domestic or foreign, is commenced against the other party or the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for any of its assets, or has wound up or liquidated, voluntarily or otherwise.

(4) Breach of Warranty or Representation: Either party may terminate this License upon thirty (30) days prior written notice if any Representation or warranty made by the other party herein, or in any document or certificate furnished by it in connection with this License shall prove to be incorrect in any material respect when given.

Section 8.02 – Termination Without Cause: After the eighteenth (18th) month of the Term, Licensee shall have the right to terminate this License without cause upon thirty (30) days prior written notice to Licensor.

Section 8.03 – Obligations Based Upon the Content of This Agreement:  If, for any reason, this Agreement is terminated or breach, the terminating and/or breaching party shall bear all expenses and damages related to any third party agreement between the Licensee and a third party lessee.

Section 8.04 – Licensor Remedies for Default: Upon the occurrence of a condition giving the Licensor the right to terminate this License for cause under Section 8.01 above is treated as termination for cause, in addition to having the right to terminate this License, Licensor may:

(1) Demand return of the DFT Systems licensed to Licensee hereunder. In the event Licensor demands the return of the DFT Systems, and Licensee fails to return the same within thirty (30) days of such demand, Licensor, at its sole option, may, with notice and process of law, enter upon the premises where such DFT Systems are located and take possession of and remove such DFT Systems.

(2) Demand payment of all amounts payable under this License as and when the same become due and payable; provided that if the termination event occurs during the first seventeen (17) months of the Term, the maximum payable under this provision shall be those amounts that are due through what would have been the eighteenth (18th) month of the Term, and provided further that if the termination event occurs after the seventeenth (17th) month of the Term, then the maximum payable under this provision shall be those amounts that are due through the three (3) calendar months following the termination date.

(3)  Demand assignment of any and all third party agreements between Licensee and any third party.  In the event, Licensor demands the assignment of said agreements, and Licensee fails to assign the same within thirty (30) days of such demand, Licensor, at its sole option, may, with notice and process of law:

(a)	enter upon the premises where such DFT Systems are located and take possession of and remove such DFT Systems; or

(b)	demand any third party under contract with Licensee to direct all payments due therefrom to Licensor until the end of the third party agreement.

(4) Exercise any other right or remedy which may be available to Licensor under applicable law.

(5) Licensee shall be liable for all reasonable expenses incurred by reason of the occurrence of any event of default, breach of this License Agreement or the exercise of Licensor's remedies with respect thereto. Whenever any License Fee is not paid when due hereunder, Licensee shall pay interest accruing thereon at the highest interest rate by law from the time such License Fee was due until it is paid.

Section 8.05 – Licensee Remedies for Default: Upon the occurrence of a condition giving the Licensee the right to terminate this License for cause under Section 8.01 above, or upon a termination event under Section 8.03 that is treated as termination for cause, in addition to having the right to terminate this License, Licensee may:

(1) Exercise any and all rights Licensee may have at law or in equity under applicable law, including, without limitation, the right to seek specific performance by Licensor of its obligations under this License; and

(2) Licensor shall be liable to Licensee for all reasonable expenses incurred by reason of the occurrence of any event of default or the exercise of Licensee’s remedies with respect thereto, including any damages derived from any lease agreement between Licensee and any third party lessee.

ARTICLE IX: INDEMNIFICATION

Section 9.01 – Licensee’s Indemnity Obligations: Licensee shall indemnify, protect, save and keep harmless the Licensor its assignees, successors or transferees, and their respective employees, officers and/or agents (herein "Indemnified Persons" for purposes of this Section 9.01), from and against any and all liabilities, demands, actions, causes of action, damages, suits in equity of whatever kind or nature, penalties, claims, suits, costs, and expenses and disbursements, including legal expenses of any kind and nature imposed on, incurred by, or asserted against the Indemnified Persons arising out of the leasing, ownership, use, operation and transportation, and acts or omissions of Licensee in connection with its use of the DFT Systems during the term this License and any other matter connected therewith,  to the extent arising out of the acts, omissions, or product liability obligations of Licensor.

Section 9.02 – Licensor’s Indemnity Obligations: Licensor shall indemnify, protect, save and keep harmless the Licensee its assignees, successors or transferees, and their respective employees, officers and/or agents ("Indemnified Persons" for purposes of this Section 9.02), from and against any and all liabilities, demands, actions, causes of action, damages, suits in equity of whatever kind or nature, penalties, claims, suits, costs, and expenses and disbursements, including legal expenses of any kind and nature imposed on, incurred by, or asserted against the Indemnified Persons to the extent arising out of the acts or omissions of Licensor, including, without limitation, any alleged infringement or misappropriation of the intellectual property rights of any third party.

9.03 – Defense Obligations of the Indemnifying Party: Subject to the limitations set forth in this Section, Licensor and Licensee (each an “Indemnifying Party” as set forth in Sections 9.01 and 9.02 above) shall assume control of the defense of any claim asserted by any third party (“Third Party Claim”) that falls within the scope of their respective indemnity obligations under Sections 9.01 and 9.02 above. In connection with such defense, the Indemnifying Party shall appoint lead counsel for such defense, in each such case at its expense. Notwithstanding anything appearing to the contrary in this License, the Indemnifying Party shall not assume or maintain control of the defense of any Third-Party Claim but shall pay the fees and expenses of counsel retained by the Indemnified Persons if (i) the Third Party Claim relates to or arises in  connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) an adverse determination with respect to the Third Party Claim would be detrimental in any material respect to the Indemnified Person’s reputation or future business prospects, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Person or (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third-Party Claim. If the Indemnifying Party shall assume control of the defense of any Third-Party Claim in accordance with the above provisions, the Indemnifying Party shall obtain the prior written consent of each Indemnified Person before entering into any settlement of such Third- Party Claim, if the settlement does not expressly and unconditionally release an Indemnified Person from all liabilities and obligations with respect to such Third- Party Claim or the settlement imposes injunctive or other equitable relief against an Indemnified Person. Each Indemnified Person shall be entitled to participate in the defense of any Third-Party Claim and to employ counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnifying Party. This obligation shall include the obligation to pay the reasonable fees and expenses of such separate counsel (i) incurred by a Indemnified Person after it has given notice of such Third-Party Claim to the Indemnifying Party and (ii) prior to the date, the Indemnifying Party fails or refuses to acknowledge that it will have an indemnity obligation for such Third-Party Claim (and any losses, liabilities, costs and expenses relating thereto) as provided hereunder or (iii) if Representation of both the Indemnifying Party and the Indemnified Person by the same counsel would, under applicable code or rules of professional conduct or responsibility, create a conflict of interest. Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonable requested in connection therewith.

Section 9.04 – Survival: All indemnities contained in any Section of this License, including this Article 9.04, shall continue in full force and effect notwithstanding the expiration or other termination of this License and are expressly made for the benefit of, and shall be enforceable by any and all of the Indemnified Persons.

Section 9.05 – Further Assurances: The parties hereto, at any time and from time to time, following the execution hereof shall execute and deliver all such further instruments or documents and take all such further action as may be reasonably necessary or appropriate in order to more effectively carry out the intent and purpose of this indemnification provision of this License.

Section 9.06 -- Limitation of Damages: Licensor shall not be liable for any lost profits, or incidental or consequential damages resulting from, or arising out of, implementation, access or use of the DFT Systems and/or Documentation related thereto by Licensee. Licensor shall not be liable for any failure to perform its obligations under this License because of circumstances beyond the control of Licensor, which such circumstances shall include (without limitation) natural disaster, terrorism, labor disputes, war, declarations of governments, transportation delays, failure of the Equipment, telecommunications failure and misuse of the DFT Systems and/or Documentation related thereto by Licensee, its employees, Representatatives, agents or by parties of any lease agreement with Licensee.

Section 9.07 -- Continuation: The terms and provisions of this ARTICLE IX shall survive termination of this License.

ARTICLE X – DISPUTE RESOLUTION

Section 10.01 – Alternative Dispute Resolution: With the exception of disputes over the payment of fees are where injunctive relief is sought, all disputes which arise in connection with, or are related to this License, or any breach thereof, shall be resolved by binding arbitration if the parties are first unable or unwilling to resolve it by non-binding mediation. Mediation and arbitration under this License shall be subject to the following provisions:

(a) In the event of a dispute under this License, either party may send written notice to the other that a disagreement exists, and the parties shall use their best efforts to resolve the disagreement. If the disagreement is not resolved within thirty (30) days after receipt of such notice, then either party may request that the parties try to resolve the disagreement by non-binding mediation in accordance with the then-current J.A.M.S./ENDISPUTE Commercial Dispute Resolution Procedure for mediation by a single mediator except as otherwise explicitly set forth in this Section. If both parties agree to mediate the dispute, a neutral third party mediator will be selected by the parties. Each party will bear its own costs and share the cost of the mediation. The mediation will take place as soon as possible but no later than thirty (30) days after mediation is requested under this License.

(b) In the event informal discussions and non-binding mediation fail to resolve a dispute for which mediation is required, or if either party refuses to participate in mediation, such dispute shall be settled by binding arbitration in accordance with the applicable state law, the rules of practice and procedure for the arbitration of commercial disputes of J.A.M.S./ENDISPUTE or any successor thereof ("J.A.M.S."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this License may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this License applies in any court having jurisdiction over such action.

(c) The arbitration shall be conducted by video conference or at a location that is mutually acceptable to the parties, and administered by J.A.M.S. who will appoint an arbitrator. If J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration. Further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

Section 10.02 – Construction of Arbitral Intent: Nothing in this arbitration provision shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this arbitration provision; or (ii) limit the right of the parties (1) to exercise self help remedies, or (2) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. A party may exercise such self help rights, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this License, or any related instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for injunctive relief shall constitute a waiver of the right of any party, including the plaintiff in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

ARTICLE XI - MISCELLANEOUS

Section 11.01 -- Assignment: Licensee shall not assign, sublicense, subcontract, transfer, pledge, hypothecate or otherwise dispose of this License, or any interest herein, without Licensor's written consent.

Section 11.02 -- Entire Agreement: Excepting the Maintenance Agreement, this License contains the entire understanding of the parties and supersedes previous verbal and written agreements between the parties concerning the DFT Systems.

Section 11.03 – Non-solicitation: Neither party shall solicit for employment the officers, employees, Representatives, or independent contractors of the other party at any time during the Term of this License or for a period of twelve (12) months thereafter.

Section 11.04 -- Amendments and Modifications: Waivers, alterations, modifications or amendments of a provision of this License shall not be binding as to either party unless such waiver, alteration, modification or amendment is in writing and signed by an authorized Representative of both parties.

Section 11.05 -- Severability: If a provision of this License is rendered invalid by legislation, or by a court of last resort, the remaining provisions shall remain in full force and effect.

Section 11.06 -- Captions: The headings and captions of this License are inserted for reference convenience and do not define, limit or describe the scope or intent of this License or any particular Section, paragraph, or provision therein.

Section 11.07 – Counterparts: Except as otherwise provided in this License, this License may be executed in multiple counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

Section 11.08 -- Governing Law: This License shall be governed by the laws of the State of New York.

Section 11.09 -- Notice: All communications shall be in writing. Notices shall be deemed delivered when delivered by hand or by Certified or Registered Mail -- Return Receipt Requested - to the addresses set forth below for Licensor and to the address set forth on the signature page of this License for Licensee. Notice shall be deemed given on the date of receipt - as evidenced in the case of Certified or Registered Mail by Return Receipt.

If to Licensor:

Nefco Petroleum LLC
477 Offarrel Street #502
San Francisco, CA, 94010

If to Licensee:

Precision Petroleum Corp.
624 W. Independence, Suite 101,
Shawnee, OK  74804

Section 11.10 -- Pronouns/Gender: Pronouns shall refer to the masculine, feminine, neuter, singular or plural as the context shall require.

Section 11.11 -- Relationship of the Parties: It is agreed that the relationship of the parties is primarily that of Licensor and Licensee as it pertains to this License. Nothing herein shall be construed as creating an employment relationship, or an agency relationship between the parties, or as authorizing either party to act as agent for the other. Each party shall maintain its separate identity.

Section 11.12 -- Bankruptcy: If either party must institute, defend, appear or attend a bankruptcy proceeding as a result of the filing of bankruptcy by the other party, fees and expenses shall be born by the filing party. If either party has a bankruptcy proceeding filed against it, the other party shall recover attorneys’ fees, expert witness fees, and other costs incurred in connection with the bankruptcy proceeding, hearing or trial. If Licensor becomes subject to a bankruptcy proceeding and the DFT Systems are removed from the possession of Licensee as a result thereof, Licensee shall be entitled to reimbursement from Licensor at the pro rata rate for each day thereafter of the then current Term in which Licensee does not have possession of the DFT Systems.

Section 11.13 -- Waiver: Waiver of breach of this License shall not constitute waiver of another breach. Failing to enforce a provision of this License shall not constitute a waiver or create an estoppel from enforcing such provision.

Section 11.14 -- Litigation Expense: In the event of litigation or arbitration arising out of this License, the prevailing party shall be entitled to recover its attorneys’ fees and costs associated with litigation.

IN WITNESS WHEREOF, this License has been executed as of the date first written above.

LICENSOR: Nefco Petroleum, LLC

By:	/s/ R. Goldstein
Name/Title	R. Goldstein, Director
Date:	April 18, 2013

WITNESSES:	/s/

LICENSEE: Precision Petroleum Corp

By:	/s/ Jim Graham
Name/Title	Jim Graham, President
Date:	April 18, 2013

WITNESSES:	/s/